(Rule 14a-101)
                       INFORMATION REQUIRED IN PROXY STATEMENT

                              SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the Securities
                        Exchange Act of 1934 (Amendment No.   )


Filed by the Registrant [X]

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[ ]  Preliminary Proxy Statement              [ ]  Confidential, for Use of
[X]  Definitive Proxy Statement                    the Commission Only (as
[ ]  Definitive Additional Materials               permitted by
[ ]  Soliciting material Pursuant to Rule          Rule 14a-6(e) (2))
     14a-11(c) or Rule 14-a-12

                              Sigma-Aldrich Corporation
        ------------------------------------------------------------------------
                   (Name of Registrant as Specified in Its Charter)
        ------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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     number, or the Form or Schedule and the date of its filing.

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                          SIGMA-ALDRICH CORPORATION

                             3050 Spruce Street

                          St. Louis, Missouri 63103

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To be held May 4, 1999

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Sigma-Aldrich Corporation will be held at Mercantile Bank of St. Louis, N.A., 721 Locust Street, St. Louis, Missouri 63101, on Tuesday, May 4, 1999, at 11:00 A.M., Central Daylight Time, for the following purposes:

   1.  To elect nine directors;

   2. To transact such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record as of the close of business on March 5, 1999, are entitled to notice of, and to vote at, the meeting.

                                      By Order of the Board of Directors,

                                      /s/ Thomas M. Tallarico

                                      Thomas M. Tallarico, Secretary

March 31, 1999

Your vote is important. You may vote in any one of the following ways:

         Use the toll-free telephone number shown on the proxy card.

         Use the internet web site shown on the proxy card.

         Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Shareholders who attend the meeting may revoke their proxies and vote in person if they desire.

                          SIGMA-ALDRICH CORPORATION

                               PROXY STATEMENT

                        Annual Meeting of Shareholders

                                 May 4, 1999

The enclosed proxy is solicited by the Board of Directors (the
"Board") of Sigma-Aldrich Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at Mercantile Bank of St. Louis, N.A., 721 Locust Street, St. Louis,
Missouri 63101, on Tuesday, May 4, 1999, and any adjournments thereof. Any shareholder giving the proxy has the power to revoke it at any time before it is voted by written notice mailed to Proxy
Services, P.O. Box 9079, Farmingdale, New York 11735-9769 or by submitting a later-dated proxy. If the proxy is not so revoked or not revoked in person at the Meeting, such proxy will be voted either as designated or, if no designation is made, voted in favor of the nominees for directors.

Shareholders of record as of the close of business on March 5, 1999, are entitled to notice and will be entitled to vote at the Meeting and at any adjournments thereof. As of the close of business on March 5, 1999, there was a total of 100,662,804 shares of common stock outstanding. Shareholders will be entitled to one vote for each share held on all matters, including the election of directors. The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by employees of the Company without additional compensation. The Company also may retain a professional proxy solicitor to assist in soliciting proxies. The solicitor's fee is estimated at $5,000 to $10,000, plus expenses, depending upon the extent of the solicitor's activities. Brokers, dealers, banks and their nominees will be requested to forward proxy material to the beneficial owners of stock held by them of record and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses upon their request.

This Proxy Statement and accompanying form of proxy are first being sent to shareholders on or about March 31, 1999.

The mailing address of the Company's principal executive office is 3050 Spruce Street, St. Louis, Missouri 63103.

                           ELECTION OF DIRECTORS

Nine directors of the Company are to be elected to hold office until the next annual meeting or until their successors are elected and qualified. The persons named as proxies in the accompanying proxy card intend to vote for the election of the nominees named below. If for any reason any of the nominees are unavailable, the persons named as proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors.

Nominees for Board of Directors

Following are the nominees for directors of the Company, their principal occupation, background, period of service as a director of the Company and age. All of the nominees are presently directors of the Company and were elected to their present terms as directors at the 1998 Annual Meeting of Shareholders. There are no family relationships between any of the directors or between any of the directors and any executive officer of the Company or its subsidiaries.

Carl T. Cori             Chairman of the Board and Chief Executive Officer
                         of the Company. Dr. Cori has been Chairman of the Board and Chief Executive Officer for more than five years. He served as President of the Company for more than five years until March 1995. He has been a director of the Company since 1977. Age 62.

Nina V. Fedoroff         Director, Life Sciences Consortium & Biotechnology
                         Institute and Willaman Professor of Life Sciences at
                         Pennsylvania State University, State College,
                         Pennsylvania, since July 1995. Prior to that time, she was a staff member at Carnegie Institute of Washington and a Professor at Johns Hopkins University for more than five years. She has been a director of the Company since 1996. Age 56.

David R. Harvey          President and Chief Operating Officer of the Company.
                         Dr. Harvey has been Chief Operating Officer of the
                         Company for more than five years and was elected
                         President in March 1995, after serving as Executive
                         Vice President for more than five years. He has been a director of the Company since 1981. Age 59.

David M. Kipnis          Distinguished University Professor of Medicine,
                         Washington University School of Medicine, St. Louis,
                         Missouri, for more than five years. Dr. Kipnis has been a director of the Company since 1984. Age 71.

Andrew E. Newman         Chairman of the Board and Chief Executive Officer
                         of Race Rock International, St. Louis, Missouri, a theme restaurant company, since July 1995. From
                         1987 to April 1995 he was Chairman of the Board, Edison Brothers Stores, Inc., a specialty fashion retailer, St. Louis, Missouri. Edison Brothers
                         Stores, Inc. filed a petition for reorganization under Chapter 11 of the federal bankruptcy code in November 1995. Mr. Newman has been a director of the Company since 1989. He is also a director of Lee Enterprises, Inc. Age 54.

William C. O'Neil, Jr.   Chairman of the Board of Atrix Laboratories, Inc.,
                         Fort Collins, Colorado, a drug delivery company since 1995. He was Chairman of the Board of ClinTrials Research, Inc. from 1989 to May 1998 and served as President and Chief Executive Officer of ClinTrials Research, Inc. for more than five years until February 1998. Mr. O'Neil has been a director of the Company since 1987. He is also a director of American Healthcorp, Advocat, Inc., Central Parking,
                         Inc. and Atrix Laboratories, Inc. Age 64.

Jerome W. Sandweiss      Of Counsel, Blumenfeld, Kaplan & Sandweiss, P.C.,
                         Attorneys at Law, St. Louis, Missouri, for more than five years. Mr. Sandweiss has been a director of the Company since 1975. Age 74.

D. Dean Spatz            Chairman of the Board, and Chief Executive Officer
                         of Osmonics, Inc., a manufacturer of water purification, fluid separation and fluid handling products and equipment, Minnetonka, Minnesota, for more than five years. Mr. Spatz has been a director of the Company since 1994. He is also a director of Osmonics, Inc. and S.I. Technologies, Inc. Age 55.

Thomas N. Urban          Former Chairman of the Board of Pioneer Hi-Bred
                         International, Inc., a developer and producer of hybrid corn and other seeds, Des Moines, Iowa. He served as Chairman of the Board of Pioneer Hi-Bred
                         International, Inc. for more than five years until December 1996 and as President of Pioneer Hi-Bred
                         International, Inc. for more than five years until September 1995. Mr. Urban has been a director of the Company since 1990. He is also a director of Pioneer
                         Hi-Bred International, Inc. Age 64.

Directors Meetings and Committees

The Board of Directors met four times during 1998. The Board of Directors has three committees which function throughout the year. The Audit Committee, of which Ms. Fedoroff and Messrs. Newman, Sandweiss and Spatz (Chairman) are members, met twice in the past year. The function of this Committee is to recommend a public accounting firm to be retained for the coming year, to review the scope and results of the annual audit by such firm and to review the Company's financial statements. The Compensation Committee, consisting of Messrs. Newman, O'Neil (Chairman) and Urban, reviews all areas of executive compensation and advancement within the Company. The Committee held one meeting in the past year. The Nominating Committee, of which Dr. Kipnis and Messrs. O'Neil (Chairman) and Urban are members, recommends nominees to the Board of Directors. It will consider nominees recommended by shareholders for election to the Board of Directors provided the names of such nominees, accompanied by relevant biographical information, are submitted in writing to the Secretary of the Company. In February of each year, the Nominating Committee generally proposes to the Board nominees for directors to be elected at the Company's Annual Meeting of Shareholders. Therefore, in order to be considered by the Nominating Committee, prospective nominee recommendations should be received by the Secretary no later than January 15th. The Committee held one meeting in the past year.

Each director attended at least 75% of the aggregate of the meetings of the Board and its Committees on which they served during 1998.

Director Compensation and Transactions

Directors who are not employed or retained as legal counsel by the Company were compensated by an annual fee of $9,500 in 1998. The Director's also received $2,250 for each director or committee meeting attended ($2,500 prior to the November 10, 1998 meeting) plus reimbursement of their travel expenses.

On February 17, 1998, the Company adopted the Directors' Non-Qualified Share Option Plan of 1998 ("the Directors' Plan"). The Directors' Plan permits the award of non-qualified stock options to purchase up to 400,000 shares of the Company's common stock to those members of the Board of Directors who are not employees of the Company, who do not beneficially own more than 1.0% of the Company's outstanding common stock and have served on the board for at least six months. In 1998, seven non-employee directors received an initial award of options to purchase 10,000 shares of common stock. Additional awards of options to purchase 2,000 shares are made to each eligible director on the day after each annual shareholders' meeting, beginning in 1998.

The option price per share is equal to the Fair Market Value of the common stock on the trading day next preceding the date the option is granted. No option will vest or may be exercised to any extent until the holder has served as director of the Company continuously for at least three months from the date of grant. As the options granted under the Directors' Plan are not incentive stock options, they do not qualify for special tax treatment accorded under Section 422 of the Internal Revenue Code of 1986.

The Company retained Blumenfeld, Kaplan & Sandweiss, P.C., of which Mr. Sandweiss is Of Counsel, during 1998 and is using the firm in 1999.

            SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
                         PRINCIPAL BENEFICIAL OWNERS

Directors and Executive Officers

The following table sets forth the amount of the Company's common stock beneficially owned by each of the directors and executive officers of the Company shown in the summary compensation table, and by all directors and executive officers of the Company as a group, all as of March 5, 1999, based upon information obtained from such persons:


                                                             Shares Beneficially
Name                             Company Position                Owned (1)(2)
---------------------     -------------------------------    -------------------
Thomas  E. Briggs         Vice President and President, B-Line     104,900 (3)

Carl T. Cori              Director, Chairman of the Board          336,070 (3)
                          and Chief Executive Officer

Nina V. Fedoroff          Director                                  12,500 (4)

Peter  A.  Gleich         Vice  President and Chief  Financial      89,690
                          Officer (Retired June 30, 1998)

David  R. Harvey          Director, President and Chief            163,840 (3)
                          Operating Officer

David M. Kipnis           Director                                  18,686 (4)

Richard G. Morris         Vice President and President,             36,000 (3)
                          Sigma-Aldrich Research

Andrew E. Newman          Director                                  16,000 (4)

William C. O'Neil, Jr.    Director                                  16,000 (4)

Jerome W. Sandweiss       Director                                  26,000 (4)

D. Dean Spatz             Director                                  16,200 (4)

Thomas M. Tallarico       Vice President and Secretary              56,600 (3)

Thomas N. Urban           Director                                  19,401 (4)

Floyd  L. Worley          Vice President and Chairman, B-Line      117,900 (3)
                          (Retired December 31, 1998)

Directors and executive                                            1,443,607 (3)
officers as a group
--------------------------------------------------------------------------------

(1) Each nominee has both sole voting power and sole investment power with respect to the shares set forth in the table opposite his name, except as follows: Messrs. Gleich and Spatz share voting and investment power as to 8,800 and 4,200 shares, respectively, held in joint tenancy with their spouses. Shares owned separately by spouses are not included.
(2) Represents less than one percent (1%) of the Company's common stock outstanding as of March 5, 1999, for each of the named individuals and less than 2% for the group.
(3)  Includes  82,000, 10,000, 10,000, 36,000, 53,000,  113,000  and 739,381
     shares subject to stock options that are exercisable as of, or within sixty days of, March 5, 1999, for Messrs. Briggs, Cori, Harvey, Morris, Tallarico, Worley and for the directors and executive officers as a group, respectively.
(4) Includes the initial 10,000 shares awarded under the Directors' Non-Qualified Share Option Plan of 1998 and the additional 2,000 shares awarded on the day after the 1998 Shareholder's meeting. These shares are exercisable as of March 5, 1999.

Principal Beneficial Owners

The following table sets forth information for each person who, to the knowledge of the Company, beneficially owned more than five percent (5%) of the Company's common stock as of March 5, 1999. Each beneficial owner has sole voting power and sole investment power with respect to the shares set forth opposite their name.

                                      Shares Beneficially   Percent of Shares
Name and Address                             Owned             Outstanding
--------------------------------      -------------------   -----------------
Alfred R. Bader                          5,274,260 (1)            5.2%
2961 North Shepard Avenue
Milwaukee, WI 53211

State Farm Mutual Automobile             8,736,530 (2)            8.7%
Insurance Co. and its affiliates
One State Farm Plaza
Bloomington, IL 61710
--------------------------------------------------------------------------------
(1) As set forth in such person's Schedule 13G, dated February 3, 1999, filed with the Securities and Exchange Commission.
(2) As set forth in such company's Schedule 13G, dated February 9, 1999, filed with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers, directors and persons who own beneficially more than ten percent of the Company's outstanding stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and any national securities exchange on which the Company's securities are listed and furnish the Company with copies of all Section 16(a) reports so filed. Based solely on a review of forms and certain written representations furnished to the Company, the Company believes that its executive officers and directors complied with all applicable Section 16(a) filing requirements during 1998.

INFORMATION CONCERNING EXECUTIVE COMPENSATION

The following table presents compensation information for the Chief Executive Officer and the six other most highly compensated executive officers based on salary and bonus in 1998 for the years ended December 31, 1998, 1997 and 1996:

                                           Summary Compensation Table                Long-term Compensation
                                                                            ---------------------------------------
                                          Annual Compensation                Number of
                                  ----------------------------------------    Shares
                                                                            Underlying
                                                                 Other        Options       LTIP       All Other
Name/Position            Year      Salary         Other       Comp. (1)(2)    Granted    Payouts (1)   Comp. (3)
-------------------------------------------------------------------------------------------------------------------
Thomas E. Briggs (4)     1998     $255,000      $      -        $62,547            -       $95,400      $6,360
Vice President,
President, B-Line
-------------------------------------------------------------------------------------------------------------------
Carl T. Cori             1998      730,000             -        469,103       50,000       715,500       6,360
Chairman & CEO           1997      755,000             -        201,196            -       306,875       6,300
                         1996      690,000             -        134,655            -       205,383       6,000
-------------------------------------------------------------------------------------------------------------------
Peter A. Gleich (5)      1998      150,000       750,000 (5)     52,123            -        79,500     304,528 (5)
Vice President & CFO     1997      300,000             -         40,239            -        61,375       6,300
                         1996      295,000             -         33,109            -        50,500       6,000
-------------------------------------------------------------------------------------------------------------------
David R. Harvey          1998      508,000             -        260,613       50,000       397,500       6,360
President & COO          1997      525,000             -        100,598            -       153,438       6,300
                         1996      480,000             -         66,219            -       101,000       6,000
-------------------------------------------------------------------------------------------------------------------
Richard G. Morris (4)    1998      270,000             -              -            -             -
Vice President and
President,
Sigma-Aldrich Research
-------------------------------------------------------------------------------------------------------------------
Thomas M. Tallarico      1998      260,000             -         31,273        5,000        47,700       6,360
Vice President           1997      260,000             -         20,120            -        30,688       6,300
and Secretary            1996      255,000             -              -            -             -       6,000
-------------------------------------------------------------------------------------------------------------------
Floyd L. Worley (4) (6)  1998      255,000             -         62,547            -        95,400       6,360
Vice President &
Chairman, B-Line
-------------------------------------------------------------------------------------------------------------------

(1) The value of shares issued under the Incentive Stock Bonus Plan in 1998, 1997 and 1996 relates to performance in 1992, 1991 and 1990, respectively, and are presented as long-term incentive plan ("LTIP") payouts. Such values represent the aggregate market value of shares of common stock issued on the payout date. Cash payouts to cover Federal income taxes related to the issuance of such shares are presented as other annual compensation. Drs. Cori and Harvey and Messrs. Briggs, Morris, Tallarico and Worley hold 51,950, 30,950, 10,200, 2,500, 4,500 and 10,200 Bonus Units, respectively, as of December 31, 1998. Shares of common stock issuable upon vesting of such Bonus Units have a value of $1,526,031, $909,156, $299,625,
     $73,438, $132,188 and $299,625, respectively, based upon the closing price of the Company's common stock as of such date. See "Incentive Stock Bonus Plan" for further information.
(2) Excludes the value of personal use of automobiles and club memberships provided by the Company, the amounts of which are immaterial for each executive officer.
(3) Represents amounts contributed for each executive officer under the Company's 401(k) Retirement Savings Plan in 1998, 1997 and 1996.
(4) Messrs. Briggs, Morris and Worley were elected Vice Presidents of the Company August, 1998.
(5) Mr. Gleich retired from the Company on June 30, 1998. In consideration for his years of service and contribution to the Company, Mr. Gleich received $750,000 and $299,064 for incentive stock bonus units including appropriate tax considerations. See "Employment and Other Arrangements."
(6) Mr. Worley retired from the Company on December 31, 1998. See "Employment and Other Agreements" on page 12.

Incentive Stock Bonus Plan

The Company's Incentive Stock Bonus Plan is administered by the Compensation Committee of the Board. See "Compensation Committee Report on Executive Compensation - Incentive Compensation" on page 14 of this Proxy Statement for information concerning the plan.

The LTIP payouts to each of the named executive officers presented in the Summary Compensation Table for the years ended December 31, 1998, 1997 and 1996, relate to performance in the years ended December 31, 1992, 1991 and 1990, respectively. Additionally, LTIP payouts to the Company's other executive officers were $87,450, $153,438 and $35,350 for shares and $57,335, $100,598 and $23,176 in cash for 1998, 1997 and 1996, respectively.

The following table presents the Bonus Units awarded to each of the named executive officers in 1998 for performance in 1997.

                     Long-Term Incentive Plan Awards in 1998
                     ---------------------------------------

                          Number of        Performance or      Estimated Future
                         Bonus Units     Other Period Until       Payouts of
Name                       Awarded    Maturation or Payout (1)  Bonus Units (1)
--------------------------------------------------------------------------------
Thomas E. Briggs            1,500             5 Years                1,500
Carl T. Cori                6,500             5 Years                6,500
David R. Harvey             4,000             5 Years                4,000
Richard G. Morris           1,000             5 Years                1,000
Thomas M. Tallarico           500             5 Years                  500
Floyd L. Worley (2)         1,500             5 Years                1,500
--------------------------------------------------------------------------------

(1) Bonus Units become payable to each of the named executive officers in January 2003 in the form of one share of common stock for each Bonus Unit awarded plus cash as described under "Compensation Committee Report on Executive Compensation - Incentive Compensation" on page 14.
(2) Mr. Worley retired from the Company on December 31, 1998. See "Employment and Other Agreements" on page 12.

Additionally, 4,900 Bonus Units were awarded to other executive officers. No bonus units will be awarded under the Incentive Stock Bonus Plan for the year ended December 31, 1998.

Stock Options

The Company's Share Option Plan of 1995 is administered by the Compensation Committee, which grants options to employees as the Committee determines, taking into account the employees' duties, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant. The exercise price of the options is determined by the Committee, however, no incentive stock option may have an exercise price less than the fair market value of the shares at the date of the grant. Full payment for stock being purchased must be made in cash or Company common stock at the time an option is exercised. Options are not transferable other than by will or by the laws of descent and distribution. Options expire ten years from the date of grant or no later than three months after an optionee's termination or retirement or twelve months after an optionee's death or disability, if earlier. No options may be granted after February 21, 2005.

The following table sets forth information related to stock options granted to the named executive officers during the year ended
December 31, 1998:

                                    Stock Options Granted in 1998
                                    -----------------------------
                                                                           Potential Realizable Value at      at
                       Number of   % of Total                                     Assumed Rates of
                         Shares     Options                                   Stock Price Appreciation
                       Underlying   Granted      Exercise                    for 10 year Option Term(3)
                        Options       to          Price       Expiration     --------------------------
Name of Executive       Granted    Employees   ($/Share) (2)     Date            5%          10%
-------------------------------------------------------------------------------------------------------
Thomas E. Briggs            -           -       $    -                -    $        -   $        -

Carl T. Cori           50,000 (1)    18.0%       36.88         1/9/2008     1,159,524    2,938,463

Peter A. Gleich (4)         -           -            -                -             -            -

David R. Harvey        50,000 (1)    18.0%       36.88         1/9/2008     1,159,524    2,938,463

Richard G. Morris           -           -            -                -             -            -

Thomas M. Tallarico     5,000         1.8%       36.88         1/9/2008       115,952      293,846

Floyd L. Worley  (4)        -           -            -                -             -            -
-------------------------------------------------------------------------------------------------------

(1) Options vest at the rate of 20% per year beginning January 9, 1999.
(2) Exercise price equals the market price per share on the grant date.
(3) Presentation is required by Securities and Exchange Commission rules and is not intended to forecast possible future price appreciation of the Company's common stock.
(4) Messrs. Gleich and Worley retired on June 30, 1998 and December 31, 1998, respectively.

Additionally, options to acquire 65,000 shares were granted to other executive officers at exercise prices ranging from $35.84 to $39.75 and options to acquire 108,000 shares were granted to members of the management group at exercise prices ranging from $28.375 to $39.75 per share.


The following table presents stock options exercised by the named executive officers during the year ended December 31, 1998:

                       Options Exercised in 1998
                       -------------------------
                           Shares Acquired               Value
Name                         on Exercise              Realized (1)
--------------------------------------------------------------------------
Thomas E. Briggs                     -                         -

Carl T. Cori                         -                         -

Peter A. Gleich (2)             86,000                  $631,250

David R. Harvey                      -                         -

Richard G. Morris                    -                         -

Thomas M. Tallarico                  -                         -

Floyd L. Worley (2)                  -                         -
--------------------------------------------------------------------------

(1) Calculated as the market value of the Company's common stock on the exercise date net of the exercise price per share.
(2) Mr. Gleich and Mr. Worley retired on June 30, 1998 and December 31, 1998, respectively.

The following table presents (i) the unexercised options held by each named executive officer and (ii) the value of all in-the-money options as of December 31, 1998, as if all such in-the-money options were vested and exercisable as of December 31, 1998:

                       Option Values at December 31, 1998
                       ----------------------------------

                          Number of Shares
                       Underlying Unexercised           Value of Unexercised
                            Options Held              In-the-Money Options (1)
                    ----------------------------    ----------------------------
Name                Exercisable    Unexercisable    Exercisable    Unexercisable
--------------------------------------------------------------------------------
Thomas E. Briggs       82,000         24,000         $ 466,000        $90,000

Carl T. Cori                -         50,000                 -              -

David R. Harvey             -         50,000                 -              -

Richard G. Morris      28,000         42,000           92,992          26,988

Thomas M. Tallarico    48,000          9,000          320,000          45,000

Floyd L. Worley (2)   113,000              -          649,184               -
--------------------------------------------------------------------------------

(1) Calculated as the closing market price of the Company's common stock on December 31, 1998, for the total number of in-the-money shares under option, net of the aggregate value of all option exercise proceeds.
(2)  Mr. Worley retired from the Company December 31, 1998.

Retirement Security Value Plan (Pension Plan)

The Sigma-Aldrich Retirement Security Value Plan is a tax-qualified, noncontributory retirement plan that provides all eligible employees, including the named executive officers, with a retirement benefit based upon a formula. The plan provides an annual addition to each participant's account, ranging from 2% to 5% of salary, depending on years of service. Each account is also credited with interest annually. In no event will the benefit provided by the Retirement Security Value Plan at retirement be less than the benefit provided by the previous pension plan formula for any employee who was a participant in the plan as of January 1, 1996. Pension credits have been and will continue to be restricted by the Internal Revenue Code limitations above certain levels of compensation and the Company does not have a supplemental plan to provide benefits based upon earnings above these limitations. Taking into account these limitations and assuming that each executive officer continues employment with the Company until the normal retirement age of 65 at his current cash compensation level and that interest rates remain at December 31, 1998 levels, Drs. Cori and Harvey, and Messrs. Briggs, Morris, and Tallarico would receive upon retirement an annual pension benefit in the form of a single life annuity of $98,921, $66,455, $68,633, $37,682 and $42,320, respectively.

Mr. Gleich is entitled to an annual retirement benefit in the form of a single life annuity commencing at age 55 of $42,732, assuming that interest rates remain at December 31, 1998 levels.
Mr. Worley is entitled to an annual retirement benefit in the form of a single life annuity of $17,216 beginning in 1999.

Employment and Other Agreements

The Company has Employment Agreements ("Agreements") with Drs. Cori and Harvey and Messrs. Briggs, Morris and Tallarico which provide severance compensation (with an offset for monies earned elsewhere under certain defined situations) to each of these executives in the event of his cessation of employment with the Company or any of its subsidiaries after the occurrence of a change in control of the Company. "Change in control" is defined in the Agreements to have occurred when an individual, partnership, corporation or other entity acquires more than thirty-five percent of the outstanding shares of the Company's common stock and there is a change in the majority of the Directors of the Board (or other body supervising the employment of officers) within any four hundred day period. Prior to a change in control, the Agreement may be terminated upon sixty-days notice given by either the executive or the Company. Unless notice is given to the contrary, the three-year term of the Agreements is automatically extended for an additional year at the end of each agreement year. Compensation covered by the Agreements is set annually by the Compensation Committee, except that after a change in control, if the executive leaves, the level of severance pay is the amount last set by the Compensation Committee immediately prior to the change in control. No payments are made under the Agreements if the cessation of employment is due to death. If a change in control of the Company had occurred as of March 5, 1999, and the employment of the named executive officers of the Company had been terminated, Drs. Cori and Harvey and Messrs. Briggs, Morris, and Tallarico would have collectively received $4,171,000.

The Incentive Stock Bonus Plan also contains provisions that protect the participants against the loss of Bonus Units earned if there shall have been a change in control of the Company prior to the scheduled payout of stock and cash for such earned Bonus Units. "Change in control" is defined in the Incentive Stock Bonus Plan in the same manner as it is in the Agreements above. If a change in control of the Company had occurred as of March 5, 1999, and the employment of the named executive officers of the Company had been terminated, Drs. Cori and Harvey and Messrs. Briggs, Morris and Tallarico would have collectively received 76,700 shares of the Company's common stock and $1,357,700.

On June 30, 1998, Mr. Gleich, at his own election, retired from the Company. In consideration of Mr. Gleich's years of service and contribution to the Company, the Company (i) paid Mr. Gleich the amount of $750,000 less required deductions, (ii) paid Mr. Gleich $299,064, representing payment for incentive stock bonus units as of certain specified dates including appropriate tax considerations;
(iii) allowed Mr. Gleich to be fully vested in and exercise any stock options within 90 days from the effective date of his retirement in accordance with the Company's Share Option Plans; (iv) is providing certain medical and other benefits to Mr. Gleich. See "Summary Compensation Table" and table for "Options Exercised in 1998."

Mr. Worley retired from the Company and B-Line on December 31, 1998. He has agreed to be available as a consultant for B-Line for the eighteen month period from January 1, 1999 through June 30, 2000 for which he will receive $11,000 per month. Mr. Worley received $559,396 in January 1999 for incentive stock bonus units including appropriate tax consideration and was considered to be fully vested and allowed to exercise any stock options during the first 90 days of 1999.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee

The Committee is composed of the three members named below, none of whom is an employee of the Company or is involved in any relationship with the Company that might be considered a conflict of interest.

Compensation Policy

The Committee believes that increasing share value on a long-term basis is the goal of shareholders. The Company's compensation policy is designed to motivate employees to improve productivity and performance, resulting in increased profitability and, thus, improvement in shareholder value. To align the financial interests of senior executives and managers with those of shareholders, the Company uses incentive compensation that is tied directly to the Company's operating results and is highly sensitive to the market price of the Company's common stock. Accordingly, the Committee believes that increasing profits and long-term growth in share value will be the goals of both management and shareholders. The Company's policy is to structure compensation such that any executive compensation in excess of $1 million is tax deductible for the Company.

Compensation for the Company's executive officers includes two elements: (1) salary and (2) long-term incentive compensation. The Company has no long-term employment contracts with any of its executive officers other than the Employment Agreements previously described in this Proxy Statement, which become applicable only if there should be a change in control of the Company.

Salary

At the end of each fiscal year, the Committee reviews with Dr. Cori an annual salary plan for the Company's executive officers and then approves such plan with any modifications it deems appropriate. The Committee approves the salary plan after assessing the Company's overall performance, including a review of the operating results of the Company and the executive officers' responsibilities and after making judgments about past and expected future contributions of the individual executive officers. The review of operating results is general in nature, rather than being based upon any specific weighting formula for measures which include the Company's sales, earnings and earnings per share growth, profit margins, acquisition activities and general financial condition. The Committee's assessment also considers the difficulty of achieving performance levels based on its understanding of the Company's business and market conditions as well as competitive pressures. In reviewing the individual executive officers' responsibilities and performance, the Committee also considers their non-financial contributions to the Company, such as the quality and progress of research, marketing and production activities. The Committee performs its review in a general, subjective manner with consideration given to all factors, including general knowledge of other executive officers' salaries and taking particular note of the continued growth in sales and earnings per share, as illustrated by the following graphs:

(Following are two bar graphs depicting the following data)

                   Sales                  Earning Per Share - Diluted
              ($ in millions)                     (dollars)
              ---------------             ---------------------------
    1994         $  851.2                           $1.09
    1995            959.8                            1.30
    1996          1,034.6                            1.45
    1997          1,127.1                            1.62
    1998          1,194.3                            1.64

Compound Annual Growth Rate:

Sales 10.1%         EPS 8.9%

Based upon the business knowledge and experience of the Committee members, they believe that the executive officers' salaries are appropriate in view of the level of responsibilities and contributions by each executive officer.

Incentive Compensation

Incentive Stock Bonus Plan. Awards from the Company's Incentive Stock Bonus Plan (the "Plan"), a shareholder-approved plan implemented in 1978 and amended in 1996, are tied directly to the Company's annual operating results. The Plan provides generally that, if the Company's pre-tax operating income has increased by at least 10% over the prior year, the Committee establishes a Bonus Pool, with the maximum amount determined by the following formula:

                                           Maximum Bonus Pool
                 Percentage              as a percentage of the
             increase in pre-tax          increase in pre-tax
               operating income             operating income
             -------------------         ----------------------
                Less than 10%
                 10.0-12.4%                       3.0%
                 12.5-14.9%                       4.0%
                15% and above                     5.0%

The Committee fixes the maximum dollar amount of Bonus Units and Tax Offset Bonus Units which may be awarded to Dr. Cori and Dr. Harvey during the first 90 days of each calendar year. After the end of each calendar year, but prior to the award of Units, the Committee will certify in writing whether the performance goals under the plan have been met. If pretax operating income for the year has reached a level sufficient to generate a Bonus Pool, the Committee will allocate Bonus Units to Dr. Cori and Dr. Harvey in an amount not to exceed the maximum set by the Committee. If a positive value remains in the Bonus Pool after subtracting the value of the Bonus Units awarded to Dr. Cori and Dr. Harvey, the remaining Bonus Units may be awarded by the Committee to participants designated by the Committee. The Units will initially be valued at the closing price of the Company's common stock on the day before the date of the awards. All awards are made within 30 days after the end of the first quarter of the year following the year for which the awards are earned.

The Committee reviews with Dr. Cori its recommendation for awards of Bonus Units to the executive officers (other than Dr. Cori) and other senior managers. In the course of this review, the Committee considers performance evaluations of each of the executives and senior managers and separately considers and sets the award to Dr. Cori. In establishing the amount of the Bonus Pool and the specific awards to the executive officers, including Dr. Cori, the Committee takes into account operating results and other criteria in a review similar to that described under Salary above. Because their responsibilities have more impact on the Company's current and future operating results, the Committee feels that Drs. Cori and Harvey should have a greater proportion of their annual compensation tied directly to the Company's performance. Accordingly, Drs. Cori and Harvey have a greater participation in the Incentive Stock Bonus Plan than do the other executive officers.

The Plan provides for issuance of one share of the Company's common stock for each Bonus Unit awarded. Shares are issued only after the participant has been employed for five years following the year for which an award has been made (or earlier in certain limited circumstances). As a result, the value of Bonus Units awarded for any year under the Plan is sensitive to the market price of the Company's common stock over a five-year period, thus providing the participant with a longer-term perspective. The Plan also provides for payment of cash when the shares are issued so that the participant is not compelled to sell any of the shares in order to pay Federal income taxes and, in the case of Drs. Cori and Harvey, tax offset bonus units. The cost of the Plan since its inception has ranged between 1.0% and 1.5% of cumulative pre-tax income, except for 1994 and 1998 when no bonus units were awarded. The Committee expects that the future cost will continue to constitute between 1.0% and 1.5% of the Company's cumulative pre-tax income. In 1996, certain amendments to the Plan were approved to ensure tax deductibility.

Share Option Plan of 1995. Each year, the Committee considers the desirability of granting options under the Company's Share Option Plan of 1995 to key employees. The Committee believes that granting stock options is desirable because it directly correlates long-term compensation of key employees with share price appreciation. In determining grants, the Committee generally considers the same factors as those discussed under Salary above. The Committee does not consider the amount or terms of prior stock option grants in determining current grants. Options for 105,000 shares were granted to the named executive officers in 1998. See Stock Options on page 8 of this Proxy Statement for additional information concerning this plan.

1998 CEO and Executive Officer Compensation

The Committee's approach is to have a large amount of Dr. Cori's compensation dependent on Company performance. In measuring performance, emphasis is placed on the year-to-year increases in earnings, which is the criterion used to establish the maximum Bonus Pool under the Company's Incentive Stock Bonus Plan.

By mid-year 1998, it became apparent that 1998 financial results would not meet management's expectations. In view of the aforementioned desire to closely tie compensation to Company performance, Dr. Cori recommended, and the Committee concurred, that his salary and Dr. Harvey's salary be reduced by 10% effective
September 1, 1998. The Committee also agreed with his recommendation to not increase the salaries of any executive officers and most managers in 1998 as compared to 1997.

Dr. Cori's Incentive Stock Bonus Plan award in 1998, for the Company's performance in 1997, was 6,500 Bonus Units. Sales and net income for 1997 increased by 8.9% and 12.3%, respectively. Historically, Dr. Cori has been awarded approximately 40% of the total Bonus Units awarded each year. This allocation reflects the Committee's judgment of the appropriate amount to recognize
Dr. Cori's responsibilities and his contribution to the growth of the Company.

The Committee believes that the compensation policies and programs it has implemented have committed the executive officers of the Company to achieving continuous long-term improvement in operating results.


                                              COMPENSATION COMMITTEE




                                            Andrew E. Newman
                                            William C. O'Neil, Jr., Chairman
                                            Thomas N. Urban


                          PERFORMANCE GRAPH

The following performance graph compares the Company's cumulative shareholder return (stock price appreciation plus reinvestment of dividends) for a five year period ended December 31, 1998, with that of the Standard and Poor's 500 Composite Stock Price Index and an index of the companies included in the Value Line Chemical Specialty Industry Group, assuming that $100 was invested in each on December 31, 1993, and that all dividends were reinvested. These indices are only included for comparative purposes as required by Securities and Exchange Commission rules and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the Company's common stock, and are not intended to forecast or be indicative of possible future performance of the common stock.

                       Comparison of Five-Year Cumulative Total Return

[Graph]

                                  1993      1994      1995      1996      1997      1998
                                --------  --------  --------  --------  --------  --------
Sigma-Aldrich Corporation        100.00     69.35    104.93    133.27    171.03    127.50

Standard & Poors 500             100.00    101.60    139.71    172.18    229.65    294.87

Value Line Chemical Specialty    100.00    104.65    134.70    161.42    200.12    178.01

In this Proxy Statement, the Company used as a performance graph comparison index those companies comprising the Value Line Chemical Specialty Industry Group (the "Group"). The 1998 Group includes the following companies: Agrium, Inc., Airgas Inc., Avery Dennison Corp., Calgon Carbon Corp., Crompton & Knowles Corp., Ecolab Inc., Engelhard Corp., Ethyl Corp., Ferro Corp., H.B. Fuller Co., Furon Co., Great Lakes Chemical Corp., M.A. Hanna Co., Hercules Inc., International Flavors & Fragrances, International Specialty Products, Lawter International Inc., Learonal Inc., Lilly Industries Inc., Lubrizol Corp., MacDermid, Inc., Material Sciences Corp., Morton International Inc., Nalco Chemical Co., NCH Corp., Park Electrochem, Penford Corp., Praxair Inc., Quaker Chemical Corp., Rohm & Haas Co., RPM Inc., A. Schulman Inc., Sherwin Williams Co., Valspar Corp., WD-40 Co., Wellman Inc., and Witco Corp.

The 1998 Group added Agrium, Inc., International Specialty Products and MacDermid, Inc. and deleted BetzDearborn Laboratories Inc. and Trizec Hahn Corp. from the 1997 Group. With these exceptions, which resulted solely from the independent action of Value Line, the 1998 and 1997 Groups are identical.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The principal accountant selected by the directors for the current year is Arthur Andersen LLP, independent public accountants. Representatives of Arthur Andersen LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions.

VOTE REQUIRED; OTHER MATTERS

The affirmative vote of the holders of a majority of the shares which are present in person or represented by proxy at the Meeting is required to elect directors. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees as directors and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the Meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

The Company knows of no other matters to be presented for consideration at the Meeting. The affirmative vote of the holders of the majority of shares which are present in person is required for approval of any such other matters which are properly brought before the meeting.

SHAREHOLDER PROPOSALS

Written proposals of shareholders to be included in the Proxy Statement and Proxy for the next Annual Meeting of Shareholders must be received at the Company's principal executive office, 3050 Spruce Street, St. Louis, Missouri 63103, no later than December 1, 1999. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and Proxy in accordance with regulations governing the solicitation of proxies.

Under the amended By-laws, in order for a shareholder to nominate a candidate for director, or to bring other business before a shareholders' meeting, timely notice must be given to and received by the Company in advance of the meeting. In the case of an annual meeting, ordinarily, such notice must be given and received not less than 35 nor more than 65 days before the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then such notice must be given by the shareholder and received by the Company not earlier than the opening of business on 65th day prior to such annual meeting and not later than the close of business on the later of the 35th day prior to such annual meeting or the 16th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered and received later if the number of directors to be elected to the Board of Directors is increased. In the case of a nomination, the shareholder submitting the notice must describe various matters as specified in the Company's amended By-laws, including the name and address of each proposed nominee, his or her occupation and number of shares held, and certain other information.
In the case of a proposal of other business, the notice must include a description of the proposed business (which must otherwise be a proper subject for action by the shareholders), the reasons therefore and other matters specified in the Company's amended By-laws.

In the case of special meetings of shareholders, only such business will be conducted, and only such proposals will be acted upon, as are brought pursuant to the notice of meeting. In the event the Company calls a special meeting of shareholders to elect one or more directors, any shareholder may nominate a candidate, if such shareholder complies with the timing and notice requirements continued in the By-laws. Proposals of other business may be considered at a special meeting requested in accordance with the amended By-laws only if the requesting shareholders give and the Company receives a notice containing the same information as required for an annual meeting at least 30 days prior to the earlier of the time the person so designated calls the meeting pursuant to
Section 2.02 of the By-laws or the day on which public announcement of the date of the meeting is first made.

In the case of an annual or special meeting, the shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any such notice must be given to the Secretary of the Company, whose address is 3050 Spruce Street, St. Louis, Missouri 63103. Any shareholder desiring a copy of the Company's Certificate of Incorporation, as amended, or amended By-laws will be furnished a copy without charge upon written request to the Secretary.

The time limits described above also apply in determining whether notice is timely for purposes of new Rule 14a-4(c) under the Securities Exchange Act of 1934 relating to exercise of discretionary voting authority, and are separate from and in addition to the Securities and Exchange Commission's requirements that a shareholder must meet to have a proposal included in the Company's proxy statement for an annual meeting.

In each case, the proposals or notices described above must be submitted in writing to Thomas M. Tallarico, Secretary, Sigma-
Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103.

                                           By Order of the Board of Directors,

                                           /s/ Thomas M. Tallarico

March 31, 1999                             Thomas M. Tallarico, Secretary
--------------------------------------------------------------------------------
                                   IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET,
                                         PLEASE READ THE INSTRUCTIONS BELOW

[Company Logo]                     VOTE BY PHONE - 1-800-690-6903
                                   Use any touch-tone telephone to vote your
P.O. Box 9079                      proxy 24 hours a day, 7 days a week.  Have
FARMINGDALE, N.Y. 11735-9769       your proxy card in hand when you call.
                                   You will be prompted to enter your 12-digit
                                   Control Number, which is located below, and then follow the simple instructions the Vote Voice provides you.

                                   VOTE BY INTERNET - WWW.PROXYVOTE.COM
                                   Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the website. You will by prompted to enter your 12-digit Control Number, which is located below, to obtain your records and create an electronic ballot.

                                   VOTE BY MAIL
                                   Mark, sign and date your proxy card and
                                   return it in the postage-paid envelope we've provided or return it to SIGMA-ALDRICH, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

                                      If you vote by phone or vote using the
                                         Internet, please do not mail
                                                   your proxy.
                                              THANK YOU FOR VOTING.

March 31, 1999

Dear Shareholder:

The annual meeting of Shareholders of Sigma-Aldrich Corporation will by held at Mercantile Bank, 721 Locust Street, St. Louis, Missouri 63101 at 11:00 a.m. on Tuesday, May 4, 1999.

It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials. You may sign, date and return this proxy card or you may vote by telephone or via Internet.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                                    SIGALD    KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY
              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SIGMA-ALDRICH CORPORATION

     For address changes and/or comments, please
     check this box and write them on the back
     where indicated.                              [ ]

     The Board of Directors recommends a vote FOR the following:
     Vote On Directors

     1.  ELECTION OF DIRECTORS:  01) Carl T. Cori, 02) Nina V. Fedoroff,
         03) David R. Harvey, 04) David M. Kipnis, 05) Andrew E. Newman,
         06) William C. O'Neil, Jr., 07) Jerome W. Sandweiss, 08) D. Dean Spatz, and 09) Thomas N. Urban

              For  Withhold For All       To withhold authority to vote, mark
              All    All    Except:       "For All Except" and write the
              [ ]    [ ]      [ ]          nominee's number on the line below.

                                           ----------------------------------

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement, each dated March 31, 1999, and hereby revokes all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise.

     This proxy will be voted FOR item 1 unless otherwise directed, and in the discretion of the proxies on whatever other business may properly come before the meeting.

     If stock is owned in joint names all owners must sign. If signing for estates, trusts or corporations, please indicate title or capacity.

     ------------------------------          -------------------------------
    |_______________________|______|        |________________________|______|
    Signature               Date            Signature (Joint Owners) Date
    (PLEASE SIGN WITHIN BOX)

(Continued From Other Side)

  PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

                          (To be signed on reverse side)
By signing on the reverse, the shareholder(s) hereby appoint(s) ANDREW E. NEWMAN and WILLIAM C. O'NEIL, JR., or either of them, the true and lawful attorneys-in-fact, agents and proxies, with the power of substitution and revocation, as their representatives at the Annual Meeting of Shareholders of SIGMA-ALDRICH CORPORATION to be held at Mercantile Bank, 721 Locust Street, St. Louis, Missouri 63101 on May 4, 1999, at 11:00 A.M., Central Daylight Time (including all adjournments thereof), and there to vote all shares of stock which the shareholder is entitled to vote, with all powers which the shareholder would possess if personally present.

You are encouraged to specify your choices   ___________________________________
by marking the appropriate boxes on the      ___________________________________
reverse side.  Shares represented by this    ___________________________________
proxy when properly executed will be                 (change of address)
voted as directed or, if directions are
not indicated, will be voted in accordance with the Board of Directors' recommendations.
The Proxies cannot vote your shares unless you sign and return this card.

      (If you have given a change of address, please mark the corresponding box on the reverse side of this card)